Exhibit 99.1
Press Release

Metalline Mining Company 1330 Margaret Avenue Coeur d’Alene, ID 83815	Phone 208-665-2002 Fax 208-665-0041 email: metalin@attglobal.net Web site: www.metalin.com

OTC Bulletin Board: MMGG

For Release: November 6, 2006	Contact: Merlin Bingham (208) 665-2002

Metalline Mining Company announces listing on the American Stock Exchange

Coeur d’Alene, Idaho -- Metalline Mining Company (Amex: MMG) announces today that its common stock will begin trading this morning on the American Stock Exchange ("Amex") under the trading symbol "MMG". The company selected J. Streicher & Co. as its specialist.

“Metalline has achieved a very important milestone by gaining approval for trading on Amex, which provides our shareholders with a more liquid and efficient trading market, and to be one of the few zinc mining and exploration companies to be trading on Amex," said Merlin D. Bingham, the Company’s President.

“We are very pleased to welcome Metalline Mining Company to the American Stock Exchange,” said John McGonegal, Senior Vice President of the Amex Equities Group. “In listing at the Amex, we will be able to offer Metalline Mining the value-added services that a growing company needs to succeed in today’s competitive market.”

Metalline Mining Company is an exploration stage enterprise engaged in the business of mining. The Company conducts its operations in the municipality of Sierra Mojada, Coahuila, Mexico through its wholly owned Mexican subsidiary, Minera Metalin S.A. de C.V. The Company’s has identified an oxide zinc resource that contains sufficient estimated zinc metal to justify a feasibility study, which has been initiated. To obtain more information on Metalline Mining Company, visit the Company's web site (www.metalin.com).

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the companies' operations, markets, products and prices, and including other factors discussed in Metalline Mining Company’s various filings with the Securities and Exchange Commission.